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                                                                    EXHIBIT 11.1


SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
(OOO'S EXCEPT PER SHARE DATA)

                                                    THREE MONTHS ENDED MARCH 31,
                                                    ----------------------------
                                                           1998    1997
                                                          ------  ------
Net income (loss)                                         $1,279  $  194

Weighted average common shares                             7,855   3,767
Common equivalent shares:
 Dilutive stock options                                       97      39
 Dilutive warrants                                           708      --
                                                          ------  ------
Common and common equivalent shares                        8,660   3,806

Earnings (loss) per common and common equivalent share    $ 0.15  $ 0.05
                                                          ======  ======